Exhibit 10.1

EXECUTION VERSION

VOTING AGREEMENT

BY AND BETWEEN

ENDURANCE SPECIALTY HOLDINGS LTD.

AND

CHARLESBANK EQUITY FUND VII, LIMITED PARTNERSHIP

CB OFFSHORE EQUITY FUND VII, L.P.

CB PARALLEL FUND VII, LIMITED PARTNERSHIP

CHARLESBANK COINVESTMENT PARTNERS, LIMITED PARTNERSHIP

CHARLESBANK EQUITY COINVESTMENT FUND VII, LIMITED PARTNERSHIP

Dated as of March 31, 2015

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of March 31, 2015, by and between Endurance Specialty Holdings Ltd., a Bermuda exempted company (“Parent”) and Charlesbank Equity Fund VII, Limited Partnership, CB Offshore Equity Fund VII, L.P., CB Parallel Fund VII, Limited Partnership, Charlesbank Coinvestment Partners, Limited Partnership and Charlesbank Equity Coinvestment Fund VII, Limited Partnership (each a “Shareholder” and collectively, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) of the number of common shares, par value 1/6 cent per share (the “Company Shares”), of Montpelier Re Holdings Ltd., a Bermuda exempted company (the “Company”), set forth opposite such Shareholder’s name on Schedule I hereto (such Company Shares, together with any other Company Shares over which such Shareholder acquires beneficial ownership (including pursuant to Section 3.1(b)) during the period from the date hereof through the termination of this Agreement, are collectively referred to herein as the “Subject Shares”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Millhill Holdings Ltd., a Bermuda exempted company and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will, subject to the terms and conditions set forth in the Merger Agreement and the Statutory Merger Agreement, merge with and into Merger Sub with Merger Sub surviving such merger (the “Merger”), so that immediately following the Merger, the successor-in-interest to the Company will be a wholly owned Subsidiary of Parent;

WHEREAS, the Company’s shareholders will be required to approve the Merger, the Merger Agreement and the Statutory Merger Agreement as a condition to the Merger being consummated; and

WHEREAS, as an inducement to Parent’s willingness to enter into the Merger Agreement, Parent and the Shareholders are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote the Subject Shares During the Voting Period. Each Shareholder hereby agrees that, during the period from the date hereof through the termination of this Agreement pursuant to Section 6.1 (the “Voting Period”), at any duly called Annual General Meeting or Special General Meeting of the shareholders of the Company (or any adjournment, reconvening or postponement thereof), and in any action by written consent of the shareholders of the Company in lieu of such a meeting, such Shareholder shall, if such a meeting is held, appear at such meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all its Subject Shares subject to the limitations on voting rights set forth in Section 51(1) of the Company Bye-Laws to the extent applicable (the “Voting Rights Cut-Back”):

(a) in favor of a proposal to approve the Merger, the Merger Agreement and Statutory Merger Agreement;

(b) at the request of Parent, in favor of any proposal that the Board of Directors of the Company has (i) determined is designed to facilitate the consummation of the Merger, (ii) disclosed the determination provided for in clause (i) in the Company’s proxy materials or other written materials disseminated to the shareholders of the Company and (iii) recommended to be adopted by the shareholders of the Company; provided, however, that the foregoing shall not require such Shareholder to vote in favor of any waiver, modification or amendment to the terms of the Merger Agreement, or any other agreement or arrangement that would have the effect of waiving, amending or modifying the Merger Agreement, that would (x) reduce the Merger Consideration (or otherwise alter the mix of Merger Consideration) payable pursuant to the Merger Agreement as in effect on the date hereof or (y) otherwise be less favorable in any material respect to such Shareholder than the Merger Agreement as in effect on the date hereof;

(c) against any Takeover Proposal; and

(d) against any amendments to the Company Organizational Documents (other than as may be provided for in the Merger Agreement) or other proposal or transaction involving the Company or any of its Subsidiaries, in each case, that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect in any manner the Merger or the other transactions contemplated by the Merger Agreement or change, in any manner, the voting rights of any class of share capital of the Company.

Section 2.2 Grant of Irrevocable Proxy.

(a) In furtherance of Section 2.1 of this Agreement, subject to Section 2.2(b) hereof and the proviso set forth below, each Shareholder hereby irrevocably grants to and appoints Parent and up to two (2) of Parent’s designated representatives (the “Authorized Parties”), and each of them individually, as such Shareholder’s proxy (with full power of substitution and resubstitution) for and in the name, place and stead of such Shareholder, to attend all Annual General Meetings or Special General Meetings of the shareholders of the Company and to vote the Subject Shares at any Annual General Meeting or Special General Meeting of the shareholders of the Company (or any adjournment, recess, reconvening or postponement thereof) or in any action by written consent of the shareholders of the Company in lieu of such a meeting, in each case, during the Voting Period, and solely on the matters and in the manner specified in Section 2.1 hereof (the “Proxy”); provided, that in the case of any Annual General Meeting or Special General Meeting of the shareholders of the Company during the Voting Period at which a matter described in Section 2.1 is to be considered, such Shareholder’s grant of the Proxy contemplated by this Section 2.2(a) shall be effective if, and only if, such Shareholder has not delivered to the Secretary of the Company at least seven (7) business days prior to such meeting a duly executed proxy card previously approved by Parent voting such Shareholder’s Subject Shares in the manner specified in Section 2.1. For the avoidance of doubt, the Proxy shall be effective for all actions by written consent of the shareholders of the Company during the Voting Period with respect to the matters set forth in Section 2.1.

(b) It is hereby agreed that the Authorized Parties will use any Proxy granted by any Shareholder in accordance with applicable Law and will only vote the Subject Shares subject to such Proxy with respect to the matters and in the manner specified in Section 2.1. Subject to the foregoing sentence, following the grant of the Proxy pursuant to Section 2.2(a), the vote of an Authorized Party shall control in any conflict between the vote by an Authorized Party of such Subject Shares and any other vote by such Shareholder of its Subject Shares during the Voting Period.

(c) Each Shareholder hereby affirms that any Proxy granted pursuant to this Section 2.2 is given by such Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent, and that any such Proxy will be given to secure the performance of the duties of such Shareholder under this Agreement.

(d) Any Proxy granted pursuant to this Section 2.2 by such Shareholder shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder to the extent inconsistent with the Proxy granted pursuant to this Agreement. Any Proxy granted hereunder shall terminate, and any underlying appointment shall automatically be revoked and rescinded and of no force and effect, upon the termination of this Agreement in accordance with its terms.

(e) Each Shareholder hereby acknowledges that the Company has agreed, pursuant to Section 5.03(d) of the Merger Agreement, to recognize the Proxy at any Annual General Meeting or Special General Meeting of the shareholders of the Company during the Voting Period or in any action by written consent of the shareholders of the Company executed during the Voting Period. Each Shareholder hereby further agrees that it will not intentionally take any action or fail to take any action with the primary purpose of causing Parent to fail to recognize such Proxy.

ARTICLE III

COVENANTS

Section 3.1 Subject Shares.

(a) Each Shareholder agrees that during the Voting Period it shall not, without Parent’s prior written consent, (i) directly or indirectly (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit- or loss-sharing arrangement) with respect to or related to any or all of the Subject Shares or (B) consent to or approve any of the foregoing in this clause (i) or (ii) grant any proxies or powers of attorney with respect to, or deposit into a voting trust or enter into a voting arrangement, whether by proxy, voting agreement or otherwise with respect to, or related to any or all of the Subject Shares or agree, commit or enter into any understanding to enter into any such voting trust, voting arrangement, proxy or voting agreement; provided, that such Shareholder may Transfer any of its Subject Shares or any interest contained therein to any Affiliate of such Shareholder; provided, however, that (x) the effectiveness of any such Transfer shall be conditioned on the transferee agreeing in writing (in form and substance reasonably acceptable to Parent) to be bound by the provisions of this Agreement and (y) any such Transfer shall not relieve such Shareholder from any liability or obligations hereunder.

(b) In the event of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, or other receipt of Company Shares by any Shareholder, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares initially subject to this Agreement as well as all such additional Company Shares acquired or received by such Shareholder in connection with any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction referred to above and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction or otherwise acquired or received.

(c) Each Shareholder agrees, during the Voting Period, to notify Parent of the number of any new Company Shares or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Article II acquired or otherwise obtained by such Shareholder, if any, from and after the date hereof.

Section 3.2 Non-Solicitation. During the Voting Period, each Shareholder shall, and shall cause its Representatives to, comply with the covenants set forth in Section 5.02(a) of the Merger Agreement (subject to any exceptions therein) applicable to the Company as if such covenants were applicable to such Shareholder. For the avoidance of doubt, in no event shall any Shareholder be liable for the Termination Fee, Expenses or any other amounts payable pursuant to the Merger Agreement.

Section 3.3 Shareholder’s Capacity; Shareholder Designees. All agreements and understandings made herein shall be made solely in a Shareholder’s capacity as a holder of the Subject Shares and not in any other capacity. For the avoidance of doubt, the parties acknowledge and agree that (a) each Shareholder is represented on the Company’s Board of Directors and agree that the designee of such Shareholder on the Company’s Board of Directors (the “Shareholder Designee”) shall be free to act in his capacity as a director of the Company in accordance with such director’s fiduciary duties under Bermuda Law, including with respect to any vote cast or written consent given in his capacity as a director of the Company on any matter, (b) nothing herein shall prohibit or restrict the Shareholder Designee from taking any action in his capacity as a director in facilitation of the exercise of such director’s fiduciary duties under Bermuda Law to the extent permitted by Section 5.02 of the Merger Agreement and (c) no action taken by the Shareholder Designee acting solely in his capacity as a director of the Company, including any vote cast or written consent given in his capacity as a director of the Company on any matter, shall be deemed to be a breach by such Shareholder of this Agreement.

Section 3.4 Waiver of Appraisal and Dissenters Rights. Each Shareholder (a) hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any and all rights to require appraisal of its Subject Shares pursuant to Bermuda Law or otherwise to dissent from the Merger and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging breach of fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement.

Section 3.5 Further Assurances. Each Shareholder shall, from time to time, perform or cause to be performed such further acts and to execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as are necessary to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Each Shareholder hereby represents and warrants to Parent as follows:

Section 4.1 Due Organization and Authorization. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Shareholder have been duly authorized by all necessary action on the part of such Shareholder and no other action on the part of such Shareholder is necessary to authorize the execution, delivery and performance by such Shareholder of this Agreement. This Agreement has been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite such Shareholder’s name the number of Company Shares over which such Shareholder has legal and beneficial ownership as of the date hereof. As of the date hereof, such Shareholder is the lawful owner of the Company Shares denoted as being legally and beneficially owned by such Shareholder on Schedule I hereto and has the sole power to vote or cause to be voted such Company Shares or shares power to vote or cause to be voted such Company Shares solely with one or more other Shareholders, in each case, subject to the Voting Rights Cut-Back. As of the date hereof, such Shareholder does not own or hold any right to acquire any additional shares of any class of share capital of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the Subject Shares. Such Shareholder has good and valid title to the Company Shares denoted as being legally and beneficially owned by such Shareholder on Schedule I hereto, free and clear of any and all Liens of any nature or kind whatsoever, other than (i) those created by this Agreement or (ii) those imposed under applicable securities Law.

Section 4.3 No Conflicts. Other than, in the case of clauses (a) and (b)(iv) below, compliance by such Shareholder with the applicable requirements of the Exchange Act, (a) no filing with any Governmental Authority, and no authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (b) none of the execution, delivery and performance of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (with or without notice or lapse of time or both) (i) contravene, conflict with or violate the organizational documents of such Shareholder, (ii) violate or constitute a breach or default under any of the terms, conditions or provisions, or give rise to any right to terminate, amend, modify or accelerate such Shareholder’s rights or obligations under any contract, understanding, agreement or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of the Subject Shares or its assets may be bound, (iii) result in the creation of any Lien on any properties or assets of such Shareholder or (iv) violate any applicable Law, except as would not reasonably be expected to materially impair such Shareholder’s ability to perform its obligations under this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to each Shareholder as follows:

Section 5.1 Due Organization and Authorization. Parent is a Bermuda exempted company duly organized and validly existing under the Laws of Bermuda. Parent has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent and no other action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by such Shareholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

Section 5.2 No Conflicts. Other than, in the case of clauses (a) and (b)(iv) below, compliance by Parent with the applicable requirements of the Exchange Act, (a) no filing with any Governmental Authority, and no authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (b) none of the execution, delivery and performance of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (with or without notice or lapse of time or both) (i) contravene, conflict with or violate the organizational documents of Parent, (ii) violate or constitute a breach or default under any of the terms, conditions or provisions, or give rise to any right to terminate, amend, modify or accelerate the Parent’s rights or obligations under any contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or its assets may be bound, (iii) result in the creation of any Lien on any properties or assets of Parent or (iv) violate any applicable Law, except as would not reasonably be expected to materially impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, and none of Parent or the Shareholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) a written agreement among Parent and each Shareholder to terminate this Agreement; (b) the Effective Time; (c) the date of any waiver, modification or amendment to the terms of the Merger Agreement that would reduce the Merger Consideration (or otherwise alter the mix of Merger

Consideration) payable pursuant to the Merger Agreement as in effect on the date hereof; and (d) the termination of the Merger Agreement in accordance with its terms. The termination of this Agreement shall not prevent a party hereto from seeking any remedies (at law or in equity) against the other party hereto or relieve such party from liability for such party’s intentional and material breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Publication. Each Shareholder hereby permits Parent and the Company to publish and disclose publicly (including in any documents and schedules filed with a Governmental Authority) such Shareholder’s identity and ownership of Company Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement as reasonably determined by Parent to be required under applicable Law or under the rules and regulations of the NYSE.

Section 7.2 Fees and Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into and performance under this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement.

Section 7.3 Amendments, Waivers, etc. No provision of this Agreement may be amended, changed, supplemented or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto. No provision of this Agreement may be waived, except upon the execution and delivery of a written agreement executed by the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to demand compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.4 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by email), emailed (which is confirmed by facsimile) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, to it at:

Endurance Specialty Holdings Ltd.
Waterloo House
100 Pitts Bay Road
Pembroke HM08
Bermuda
Attention: John V. Del Col
Facsimile: 441-278-0401
Email: jdelcol@endurance.bm

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	Todd Freed
Facsimile:	212-735-2000
Email:	todd.freed@skadden.com

Attention:	Richard J. Grossman
Facsimile:	212-735-2000
Email:	richard.grossman@skadden.com

and if to any Shareholder, to it at the address set forth in Schedule I, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 7.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.6 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate to attempt to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.7 Entire Agreement; Assignment. This Agreement, together with the Merger Agreement, constitutes the entire agreement between Parent, on the one hand, and the Shareholders, on the other hand, with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Parent, on the one hand, and the Shareholders, on the other hand, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties; provided, however, that Parent may assign this Agreement to any Affiliate of Parent or any successor-in-interest, by operation of law or otherwise.

Section 7.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.9 Interpretation. When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its permitted assigns and successors. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty.

Section 7.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely in that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the Laws of Bermuda are mandatorily applicable.

Section 7.11 Specific Performance; Submission to Jurisdiction.

(a) The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7.11(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Parent nor the Shareholders would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.11 shall not be required to post any bond or provide other security in connection with any such order or injunction.

(b) All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 7.11(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 7.4 or Schedule I of this Agreement, as applicable. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 7.12 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between each Shareholder and Parent and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 7.13 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John V. Del Col
Name: John V. Del Col
Title: General Counsel & Secretary

CHARLESBANK EQUITY FUND VII, LIMITED PARTNERSHIP

By:	Charlesbank Capital Partners, LLC, its adviser

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: General Counsel

CB OFFSHORE EQUITY FUND VII, L.P.

By:	Charlesbank Capital Partners, LLC, its adviser

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: General Counsel

CB PARALLEL FUND VII, LIMITED PARTNERSHIP

By:	Charlesbank Capital Partners, LLC, its adviser

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: General Counsel

[Signature Page to Voting Agreement]

CHARLESBANK COINVESTMENT PARTNERS, LIMITED PARTNERSHIP

By:	Charlesbank Capital Partners, LLC, its general partner

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: General Counsel

CHARLESBANK EQUITY COINVESTMENT FUND VII, LIMITED PARTNERSHIP

By:	Charlesbank Capital Partners, LLC, its adviser

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: General Counsel

[Signature Page to Voting Agreement]